EXHIBIT 5




                                S. FRIEDMAN & Co.
                              Advocates & Notaries
        25 Hamered St., Tel-Aviv 68125, P.O.B. 50222 Tel-Aviv 61500, Israel Tel.:972-3-7961500 Fax: 972-3-7961501 E-mail: tel-aviv@friedman.co.il


                           Tel-Aviv, 22 December 2003
                               Our file220041/000



            Rada Electronic Industries Ltd.
            7 Giborei Israel Street
            Netanya 42504
            Israel




                                             Re: Rada Electronic Industries Ltd.


            Ladies and Gentlemen:

                     As counsel for Rada Electronic Industries Ltd., an Israeli company (the "Company"), we have reviewed the Company's 2003 Employee Stock Option Plan (the "Plan") authorizing the issuance of up to 2,000,000 Ordinary Shares (the "Shares").

                     We have also examined originals, or copies certified or
            otherwise identified to our satisfaction, of such corporate records and such other documents, as we have deemed relevant as a basis for our opinion hereinafter expressed.

                     In rendering our opinion on the matters hereinafter set
            forth, we have assumed the authenticity of all original documents submitted to us, the conformity to original documents of all documents submitted to us as certified, conformed or photographic copies, the genuineness of all signatures, the due authenticity of all persons executing such documents and the due execution and delivery of such documents. As to certificates and information given by public officials, we have assumed the same to be properly given and to be accurate. As to various questions of fact material to our opinion as they relate to the Company, we have also assumed the truth of all facts communicated to us by the Company's officers.

                     Based on the foregoing, we are of the opinion that the
            Shares have been duly and validly authorized for issuance and, when paid for in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.


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                     We hereby consent to the filing of this opinion as an
            exhibit to the Company's Registration Statement on Form S-8 relating to the Plan.




                                                Very truly yours,

                                                /S/ S. Friedman  Co, Advocates

                                                     S. Friedman  Co, Advocates